Exhibit 10.30

BENEFITFOCUS.COM, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into this 15th day of September 2016, by and between: Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way, Charleston, SC 29492, (hereinafter referred to as “Benefitfocus”) and Jeffrey M. Laborde whose present address is: 970 Fenimore Circle, Atlanta, GA 30350 (hereinafter referred to as the “Associate”).

1.	Employment. Benefitfocus hereby agrees to employ the Associate in the capacity of Chief Financial Officer, upon the terms and conditions set out herein, and the Associate accepts such employment.
2.

Term. The term of this Agreement shall commence September 15, 2016. The Associate understands and acknowledges that employment is “at will” and is terminable at any time at the will of Benefitfocus or the Associate, notwithstanding any other provisions of this Agreement, including Section 19 hereof. This Agreement shall remain in force until terminated at the will of either party or as described in Section 19 of this Agreement.

3.

Duties. The Associate shall perform, for Benefitfocus, the duties set out in the attached Exhibit A entitled “Job Description,” which is incorporated herein and made a part of this Agreement, along with those other duties as may be assigned to Associate from time to time by Benefitfocus’ Chief Executive Officer or their designee.

4.

Compensation. The Associate’s initial compensation shall be paid in accordance with that outlined in Exhibit B entitled “Compensation Program,” which is incorporated herein and made a part hereof, and is subject to review in accordance with then current compensation practices of Benefitfocus.

5.

Extent of Services. The Associate shall devote his entire business time, attention, and energies to Benefitfocus’ business and shall not, during the term of this Agreement, be engaged in any other business activity that conflicts with, or takes the Associate’s time or attention away from, the Associate’s work for Benefitfocus, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Associate further agrees that he or she will perform all of the duties assigned to the Associate to the best of his or her ability and in a manner satisfactory to Benefitfocus, that he or she will truthfully and accurately maintain all records, preserve all such records, and make all such reports as Benefitfocus may require; that he or she will fully account for all money and all of the property of Benefitfocus of which the Associate may have custody and will pay over and deliver the same whenever and however the Associate may be directed to do so.

6.

Expenses. Benefitfocus agrees to reimburse the Associate for travel and other expenses incurred while conducting business on behalf of Benefitfocus (including the cost of air or ground transportation between Charleston, S.C. and Associate’s home in Atlanta, GA on a weekly basis) as long as they are reasonable and approved by Benefitfocus and comply with government regulations covering such expenses for business purposes. Such expenses will be stated on a Benefitfocus furnished expense form, have required receipts, be signed by the Associate, and sent to Benefitfocus for approval and reimbursement, all in accordance with Benefitfocus’ reimbursement policies and procedures as may be in effect from time to time.

7.	Covenant Not to Disclose Trade Secrets and Confidential Information.
a.

As an employee of Benefitfocus, the Associate will be exposed to “Trade Secrets” and “Confidential Business Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Benefitfocus or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques,

CONFIDENTIAL & PROPRIETARY                                                                                                              1

BENEFITFOCUS.COM, INC.                                                                                                                                                   (02/2016)

drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a broader definition of “trade secret” under applicable law, the latter definition shall govern for purposes of interpreting the Associate’s obligations under this Agreement. Except as required to perform his or her obligations under this Agreement or except with Benefitfocus’ prior written permission, the Associate shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Benefitfocus. The Associate’s obligations under this provision shall remain in force (during or after the Term) for so long as such information or data shall continue to constitute a “trade secret” under applicable law. The Associate agrees to cooperate with any and all confidentiality requirements of Benefitfocus and the Associate shall immediately notify Benefitfocus of any unauthorized disclosure or use of any Trade Secrets of which the Associate becomes aware.

b.

The Associate agrees to maintain in strict confidence and, except as necessary to perform his or her duties for Benefitfocus, not to use or disclose any Confidential Business Information at any time, during the term of his or her employment or for a period of one (1) year after the Associate’s last date of employment, so long as the pertinent data or information remains Confidential Business Information. “Confidential Business Information” shall mean any non-public Information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Associate, directly or indirectly, in connection with the Associate’s employment (including his or her employment with Benefitfocus prior to the date of this Agreement), including (without limitation) oral and written information concerning Benefitfocus or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by Benefitfocus and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Associate, or that was available to the Associate on a non-confidential basis prior to its disclosure to the Associate.

c.

Without limiting any of the foregoing, Associate acknowledges that Trade Secrets and Confidential Business Information exist in all formats in which information is preserved, including electronic, print, or any other form, and that each term includes all originals, copies, notes, or other reproductions or replicas thereof.

d.

Upon termination of employment, the Associate shall leave with Benefitfocus all Trade Secrets, Confidential Business Information, and any other business records relating to Benefitfocus and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Associate prepared such materials or records himself, and Associate shall retain no copies of any such materials.  In addition, upon termination of employment, Associate will immediately return to Benefitfocus all other property whatsoever of Benefitfocus in his possession or under his control.  If requested, Associate shall certify in writing to Benefitfocus that no such materials are in his possession.

e.	As set forth above, the Associate shall not disclose Trade Secrets or Confidential Business Information. However, nothing in this Section 7 shall prevent the Associate from disclosing Trade

CONFIDENTIAL & PROPRIETARY                                                                                                              2

BENEFITFOCUS.COM, INC.                                                                                                                                                   (02/2016)

Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Associate first notifies Benefitfocus of said order or subpoena in sufficient time to allow Benefitfocus to seek an appropriate protective order, and provided that Associate only discloses such information as he or she is actually required to disclose. The Associate agrees that if he or she receives any formal or informal discovery request, court order, or subpoena requesting that the Associate disclose Trade Secrets or Confidential Business Information, he or she will immediately notify Benefitfocus and provide Benefitfocus with a copy of said request, court order, or subpoena. Notwithstanding the foregoing, nothing in this Agreement prohibits Associate from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Associate does not need the prior authorization of Benefitfocus to make any such reports or disclosures and Associate is not required to notify Benefitfocus that Associate has made such reports or disclosures.

Notice Of Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing: Notwithstanding the foregoing, pursuant to the Federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8.	Covenant Not to Solicit Customers.
a.

The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by the Associate or Benefitfocus, the Associate shall not (except on behalf of or with the prior written consent of Benefitfocus) either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert or appropriate to or for a Competing Business (as defined below), or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of Benefitfocus on the date of termination and with whom the Associate had direct material contact within six months of the Associate’s last date of employment. For purposes of this Agreement, the term “Competing Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

b.

The Associate recognizes and acknowledges that Benefitfocus’ customers and the specific needs of such customers are essential to the success of its business and its continued goodwill and that its customer list and customer information constitute a property interest of Benefitfocus, having been developed by Benefitfocus at great effort and expense.

9.

Covenant Not to Solicit Employees/Consultants. The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by Associate or Benefitfocus, Associate will not, either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to

CONFIDENTIAL & PROPRIETARY                                                                                                              3

BENEFITFOCUS.COM, INC.                                                                                                                                                   (02/2016)

Benefitfocus or any of its affiliates engaged or experienced in the Business (as defined herein), regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. For purposes of this Agreement, the term “Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

10.

Covenant Not to Compete. The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the termination of the Associate’s employment with Benefitfocus (by either party and regardless of the reason for such termination), Associate will not, hold a position based in or with responsibility for all or part of the Restricted Territory (as defined below), with any Competing Business (as defined above) whether as employee, consultant, or otherwise, in which Associate will have duties, or will perform or be expected to perform services for such Competing Business, that is or are the same as or substantially similar to the position held by Associate or those duties or services actually performed by Associate for Benefitfocus within the twelve (12) month period immediately preceding the termination of Associate’s employment with Benefitfocus, or in which Associate will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of Benefitfocus for the purpose of providing, or attempting to provide, such Competing Business with a competitive advantage with respect to the Business.  As used herein, “Restricted Territory” means the United States of America, it being understood that Benefitfocus’ business is nationwide in scope, provided, however, that if a court of competent jurisdiction determines that the foregoing definition is too broad to be enforced under applicable law, then the parties agree that “Restricted Territory” will mean any State, province, or similar political subdivision to which Associate directed, or in which Associate performed, employment-related activities on behalf of Benefitfocus at the time of, or during the twelve (12) month period prior to, the termination of Associate’s employment with Benefitfocus for any reason.

11.

Covenants are Independent. The covenants on the part of the Associate contained in paragraphs 7, 8, 9, 10, 24 and 25 hereof, as well as in each subsection thereof, shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

12.

Consideration. The Associate acknowledges and agrees that valid consideration has been given to the Associate by Benefitfocus in return for the promises of the Associate set forth herein, including the promise of additional compensation to which the Associate was not entitled prior to the execution of this Agreement.

13.

Extension of Periods. Each of the time periods described in this Agreement shall be automatically extended by any length of time during which the Associate is in breach of the corresponding covenant contained herein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

14.

Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Benefitfocus and impose a reasonable restraint on the Associate in light of the activities and Business of Benefitfocus on the date of the execution of this Agreement.

15.

Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to his or her residence as shown in the records of Benefitfocus in the case of the Associate, or to its principal place of business to the attention of General Counsel, in the case of Benefitfocus.

16.

Waiver of Breach. The waiver by Benefitfocus or Associate of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by the Associate or Benefitfocus, as applicable.

CONFIDENTIAL & PROPRIETARY                                                                                                              4

BENEFITFOCUS.COM, INC.                                                                                                                                                   (02/2016)

17.

Assignment. The Associate acknowledges that the services to be rendered by the Associate are unique and personal. Accordingly, the Associate may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement. The rights and obligations of Benefitfocus under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Benefitfocus. The Associate agrees that this Agreement, and the covenants contained herein, may be assigned by Benefitfocus to any successor company.

18.

Paid Time Off. Associate will be eligible to receive paid time off in accordance with Benefitfocus’ paid time off policies as detailed in its Associate Handbook, the provisions of which are subject to change on a prospective basis.

19.

Termination. Either party may terminate this Agreement at any time, with or without cause. In the event that Associate chooses to resign his employment, Benefitfocus requests fourteen (14) days written notice to Benefitfocus. In such event, no severance allowance shall be paid to the Associate (except in the case of a voluntary termination described in paragraph 11(d) of Exhibit B); but the Associate shall continue (if agreed to by Benefitfocus) to render his services and shall be paid his regular compensation up to the date of termination.

20.

Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied and specifically including the letter of understanding between Benefitfocus and Associate dated August 1, 2016) between the parties to the extent related to such subject matter.  It may be changed only by an Agreement in writing, signed by the parties hereto.

21.

Construction of Agreement. Should any of the provisions or terms of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that such provision(s) or term(s) shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it, it being agreed that all parties have participated in the preparation and review of this Agreement and have had the opportunity to be represented by counsel.

22.

Arbitration; Governing Law; and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina. The parties agree that any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in South Carolina. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted by a neutral arbitrator consistent with the rules, regulations and requirements thereof, including discovery, which can be accessed at www.adr.org/aaa, as well as any requirements imposed by state law. The fees and expenses of the neutral arbitrator and the American Arbitration Association shall be paid by Benefitfocus. The parties agree to arbitrate solely on an individual basis, and that this agreement does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding.  The arbitral tribunal may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative or class proceeding.  Any award of the Arbitrator(s), is final and binding, and may be entered as a judgment in any court of competent jurisdiction. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

23.

Work Facilities. The Associate shall be provided with such other facilities and services as are suitable to the Associate’s position and appropriate for the performance of his or her duties. In the case of an Associate performing the sales duties and located remote to the main office, it is expected that the Associate will maintain some form of office at his or her residence, which contains the necessary equipment to perform the assigned duties.

CONFIDENTIAL & PROPRIETARY                                                                                                              5

BENEFITFOCUS.COM, INC.                                                                                                                                                   (02/2016)

24.

Severability. Survival. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Benefitfocus and Associate agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina. Notwithstanding the expiration or earlier termination of this Agreement for any reason, the provisions of Sections 7, 8, 9, 10, 11, 13, 14, 17, 25 and 26(b) of this Agreement shall remain in full force and effect.

25.

Remedies for Breach. The Associate recognizes and agrees that a breach by the Associate of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Benefitfocus. In the event of a breach or threatened breach of any covenant contained herein, Benefitfocus shall be entitled to temporary and permanent injunctive relief, restraining the Associate from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Benefitfocus, including attorneys’ fees, as a result of the Associate’s breach or threatened breach of the covenant. Benefitfocus and the Associate agree that the relief described herein is in addition to such other and further relief as may be available to Benefitfocus at equity or by law. Nothing herein shall be construed as prohibiting Benefitfocus from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Associate.

CONFIDENTIAL & PROPRIETARY                                                                                                              6

BENEFITFOCUS.COM, INC.                                                                                                                                                   (02/2016)

26.	Additional Representations and Warranties of Associate.
a.

The Associate acknowledges and agrees that: (i) the covenants contained in this Agreement are the essence of this Agreement; (ii) the Associate has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of Benefitfocus; (iv) each of these covenants in this Agreement is separate, distinct and severable not only from the other covenants but also from the remaining provisions of this Agreement; (v) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement; and (vi) if the covenants herein shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law.

b.

The Associate represents and warrants that his acceptance of employment with Benefitfocus has not been improperly induced with respect to any prior employment and the performance of his duties hereunder will not conflict with, or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound, including any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27.

At-Will Employment. THE ASSOCIATE UNDERSTANDS AND AGREES THAT THIS AGREEMENT SHALL IN NO WAY IMPOSE UPON BENEFITFOCUS ANY OBLIGATION TO EMPLOY THE ASSOCIATE OR TO CONTINUE THE ASSOCIATE’S EMPLOYMENT FOR ANY LENGTH OF TIME. THE EMPLOYMENT BY BENEFITFOCUS IS, AND AT ALL TIMES SHALL REMAIN, IN THE ABSOLUTE DISCRETION OF BENEFITFOCUS, WHICH EMPLOYMENT MAY BE TERMINATED BY THE ASSOCIATE OR BENEFITFOCUS AT WILL.

Signed, sealed and delivered in the presence of:

BENEFITFOCUS	ASSOCIATE
/s/Raymond A. August By: Raymond A. August Its: President and COO Date:9/16/16	/s/ Jeffrey M. Laborde By: Jeffrey M. Laborde Date:9/16/16

CONFIDENTIAL & PROPRIETARY                                                                                                              7

BENEFITFOCUS.COM, INC.                                                                                                                                                   (02/2016)

EXHIBIT A

Chief Financial Officer

Job Description

Exhibit A to Employment Agreement dated September 15, 2016.

Reporting to the President and Chief Operating Officer, the Chief Financial Officer will have responsibility for leading and managing Benefitfocus’ global finance and accounting function. He/she will also serve as a business partner to the CEO and the top management team and will participate in the development and execution of the company’s strategic and business plans. He/she will also be a key spokesperson for the company, working directly with analysts to clearly articulate BF’s strategic direction. The CFO must be a “business person” with a strong financial and operational grounding who is also capable of building a strong finance team that can deliver results.

Specific duties include:

•	Providing day to day oversight of the financial operations of the company while ensuring that the numbers are completely accurate and appropriate controls are in place.
•	Building a “world class” team with an operational focus and superior capabilities in all areas of Finance.
•	Continuously evaluating the financial infrastructure and making enhancements as necessary to ensure strong financial controls and processes.
•	Ensuring the existence of “best in class” processes, systems, and people to deliver accurate and timely financial and management information to the firm and its investors.
•	Establishing and maintaining financial reporting and disclosure practices consistent with the highest standards of ethics and compliance.
•	Communicating with the Board and serving as a spokesperson for the Company to the financial community, in conjunction with the CEO.
•	Participating as a strategic partner in the development of the corporation's annual and strategic plans.
•

Assisting in the development of strategic alternatives, including the establishment of long-term goals and objectives and the evaluation of M&A opportunities; helping to identify acquisition targets and assisting in the execution of deals and back-end integration.

•	Identifying opportunities to improve the overall performance of the firm.
•	Enhancing the overall organizational understanding and knowledge of the firm’s economics and financials.
•	Oversight for real estate and facilities.
•	Other duties as assigned.

CONFIDENTIAL & PROPRIETARY           Exhibit A & B to Employment Agreement                                       1

BENEFITFOCUS.COM, INC.                                                                                                    (02/2016)

EXHIBIT B

Benefitfocus.com, Inc.

Compensation Program for Jeffrey M. Laborde

Exhibit B to Employment Agreement dated September 15, 2016.

1.

Salary: As compensation for services rendered by the Associate, Benefitfocus shall pay a salary of $16,666.66 per pay period (which annualizes to $400,000), payable in accordance with Benefitfocus’ customary payroll practices as in effect from time to time. All compensation paid to Associate shall be subject to withholding for such federal, state and local taxes as Benefitfocus determines are required to be withheld pursuant to applicable law.

2.	Annual Review: Annual salary reviews will occur on or around the annual budget process for Benefitfocus.

3.

Annual Bonus Opportunity: You are eligible to participate in the Benefitfocus management incentive bonus program at the CFO level, which is up to 75% of your base pay, subject to adoption by the Board of Directors from time to time, and conditioned on achievement of annual performance targets. The targets for achieving the Bonus will be the same company targets set for the entire Executive Management Team as adjusted at the beginning of each year. In general, you must be employed by Benefitfocus on the date on which a bonus is paid in order to earn and receive the bonus, except as contemplated by section 11 of this Exhibit B. For the period from the date of this Agreement until the end of the current fiscal year, your bonus will be calculated as follows:  first, a bonus will be calculated based on the achievement of the company targets as if you had been employed for the full fiscal year; then that amount will be pro-rated based on the number of days elapsed from the Vesting Start Date (as defined below) until the end of the fiscal year, as a percentage of the total number of days in the fiscal year.

4.

Equity Awards. During the Employment Term, you shall be eligible to participate in the Benefitfocus.Com, Inc. 2012 Stock Plan, or any successor plan (the “Plan”), subject to the terms of the Plan, as determined by the Board or the Compensation Committee, in its discretion.

a)

Initial Restricted Stock Unit Award: You will be granted a Benefitfocus restricted stock unit award for 49,183 shares, the grant of which will be effective upon approval by the board of directors. You will be receiving the formal Award Grant Notice and accompanying documentation at the next quarterly grant date, tentatively scheduled for October 1, 2016. This grant will have a four-year vesting period, and will be subject to the terms of an RSU award agreement between you and Benefitfocus. August 7, 2016 (the “Vesting Start Date”) will be the start of the vesting period for this initial RSU Award, and the RSUs will vest annually on August 7 thereafter.

b)

Annual Restricted Stock Unit Bonus: You will be eligible to receive an annual RSU award of up to 125% of your base salary measured at the time of the grant utilizing a 20 day running average (or such other method as the Board of Directors determines appropriate), subject to approval by the Board of Directors. These RSU awards will have a four-year vesting period, and will be subject to the terms of an RSU award agreement between you and Benefitfocus. For the period from the date of this Agreement to the

CONFIDENTIAL & PROPRIETARY           Exhibit A & B to Employment Agreement                                       2

BENEFITFOCUS.COM, INC.                                                                                                    (02/2016)

date the Board of Directors approves the next annual grants for other similarly situated executives, you will be granted an RSU Award for 4,025 shares, which will vest over four years from the Vesting Start Date, and the RSUs will vest annually on August 7 thereafter.

c)

PSU: You will receive a Performance Stock unit grant for 9,836 shares which will vest subject to such performance conditions for the periods ended December 31, 2016 and 2017 as determined by the Board of Directors. To the extent such conditions include a time-based vesting element tied to your employment, the vesting for such time-based element will begin on the Vesting Start Date.

7.	Housing & Relocation Reimbursement:
a)	For the term of your employment with Benefitfocus, Benefitfocus will provide you housing in the Charleston, SC area.
b)

In the event Associate decides to relocate to the Charleston, S.C. area, the Company will reimburse the Associate for reasonable moving expenses in compliance with IRS plan moving reimbursement guidelines (refer to IRS Publication 521). The Associate will need to submit receipts for any direct moving expenses incurred. Should Associate terminate employment with Benefitfocus by resignation, or is terminated for Cause by the Company within Twelve (12) months of hire, Associate will be obligated to repay all housing and relocation expenses to Benefitfocus.

8.

Normal Hours of Work: Full time executive positions are expected to work the amount of time needed to meet or exceed all job duties and performance expectations as assigned by the CEO or the President and COO.

9.

Benefits: You are eligible for all Benefitfocus associate benefit programs including but not  limited to Health Insurance, Life Insurance, Disability Insurance, 401(k) Retirement Program, and such other programs Benefitfocus generally makes available to its’ other Associates, subject to the terms and conditions of such programs. Nothing in this Agreement or Compensation Program alters or limits Benefitfocus’ rights to modify or terminate any such programs in its sole discretion.

10.	Paid Time Off and Paid Holidays: Your paid time off will follow the company schedule, as outlined in the benefit summary.

11.	Severance:

a)

In the event that Benefitfocus terminates your employment without Cause, as defined herein, at any time prior to a Change of Control, as defined herein, then upon your execution of a general release of claims satisfactory to Benefitfocus within the time allowed for execution (but not more than 59 days following the termination of employment date), which release is not revoked by you during any revocation period allowed by law, Benefitfocus will provide you with the following severance benefits: (i) salary continuation for a period of twelve (12) months at your then-current rate of base salary; (ii) a portion of your targeted annual bonus determined as set forth below; and (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus will pay the same percentage of the premium it was paying prior to termination during the period you are receiving severance. The portion of the targeted

CONFIDENTIAL & PROPRIETARY           Exhibit A & B to Employment Agreement                                       3

BENEFITFOCUS.COM, INC.                                                                                                    (02/2016)

annual bonus to be paid to Associate pursuant to this paragraph 11(a) shall be determined as follows: at the end of the fiscal year during which the termination of Associate's employment occurs, the Board of Directors shall determine the amount of such bonus that Associate would have been entitled to if Associate were still employed by Benefitfocus (assuming for purposes of such calculation that any performance metrics that were based solely on Associate's individual performance were achieved at the 100% level). Associate will be entitled to a pro-rated portion of such amount, calculated based on the number of days of such fiscal year during which Associate was actually employed by Benefitfocus divided by 365. Such amount shall be paid to Associate in a lump sum at the same time as bonuses are paid to the CEO or COO of Benefitfocus, and shall be reduced by such withholding amounts for taxes as Benefitfocus determines are required to be withheld.

b)

In the event that Benefitfocus or its acquirer terminates your employment without Cause as defined herein, at the time of or within twelve (12) months following a Change of Control, as defined herein, then upon your execution of a general release of claims satisfactory to Benefitfocus within the time allowed for execution (but not more than 59 days following the termination of employment date), which release is not revoked by you during any revocation period allowed by law, Benefitfocus or its acquirer will provide you with the following severance benefits: (i) a lump sum payment equal to twelve (12) months at your then-current rate of base salary; (ii) 100% of your targeted annual bonus for the fiscal year in which the termination occurs; (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus or its acquirer will pay the same percentage of the premium it was paying prior to termination during the period you are receiving severance, and (iv) to the extent the RSU and PSU awards referenced in this Agreement, or any other Stock Rights (as that term is defined in the Plan) that have been granted to Associate have not been fully vested prior to such termination without Cause, then upon such termination all unvested RSUs, PSUs and Stock Rights shall immediately vest in full.  In the event of any conflict between clause (iv) of the preceding sentence and the Plan, or any document setting forth the terms of any such RSU, PSU or Stock Right, the terms of such clause (iv) shall prevail.

c)

In the case of section 11(a), the severance benefits will be payable to you beginning on the sixtieth (60th) day following the termination of your employment, provided that Benefitfocus, in its sole discretion, may begin the payments earlier. In the case of section 11(b)(i) and (ii) such amounts shall be paid in a lump sum on the first regularly scheduled payroll date occurring after the revocation period described above has expired.

d)

For purposes of this document, you will receive the same severance benefits as upon a termination without Cause if you notify Benefitfocus of your decision to terminate your employment with Benefitfocus within ninety (90) days of the occurrence of any of the following: (i) a material decrease to your base salary, your targeted annual bonus or the value of the annual RSU award granted to you, in each case without your consent to an amount less than the then current amount immediately preceding the decrease, (ii) a material diminution of your authority, job duties, or responsibilities without your consent, or (iii) a change to your job title so that it no longer includes “Chief Financial Officer”, or (iv) a requirement by Benefitfocus that you relocate from Atlanta, GA. For purposes of clause (ii) in the preceding sentence, if Associate is asked to report to any

CONFIDENTIAL & PROPRIETARY           Exhibit A & B to Employment Agreement                                       4

BENEFITFOCUS.COM, INC.                                                                                                    (02/2016)

person other than (1) the then-current CEO of the Company or (2) Raymond August in his capacity as President and Chief Operating Officer of the Company, this shall constitute a material diminution of Associate’s authority, job duties or responsibilities.  Upon notice of the event noted above, Benefitfocus will have thirty (30) days to remedy the event, during which period the Associate shall not be entitled to terminate employment under the terms of this 11.d, and if the event is remedied within the thirty (30) days, Associate will have the right to rescind his notice of termination; if Associate does not so rescind and proceeds to terminate his employment, Associate will not be entitled to payment of severance benefits under this Section 11.d as if he had terminated without Cause.  If Associate does rescind his notice of termination, nothing in this Section 11.d shall diminish or affect Associate’s rights under this Section 11.d with respect to any subsequent occurrence of any of the circumstances described in clauses (i) through (iv) above.

e)

As used herein, “Cause” shall mean a determination by Benefitfocus’ board of directors of any of the following: (i) your violation of any applicable material law or regulation respecting the business of Benefitfocus; (ii) your commission of a felony or a crime involving moral turpitude, (iii) any act of dishonesty, fraud or misrepresentation in relation to your duties to Benefitfocus, (iv) failure to perform in any material respect your duties hereunder after twenty (20) days written notice and an opportunity to cure such failure and a reasonable opportunity to present to Benefitfocus’ board of directors your position regarding any dispute relating to the existence of such failure; (v) your failure to attempt in good faith to implement a clear and reasonable directive from Benefitfocus’ board of directors or to comply with any of Benefitfocus’ policies and procedures which failure is material and occurs after written notice from Benefitfocus’ board of directors; (vi) any act of gross misconduct which is materially and demonstrably injurious to Benefitfocus; or, (vii) your breach of fiduciary responsibility.

f)

A “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred: (i) the merger or consolidation of Benefitfocus with another entity, where Benefitfocus is not the surviving entity and where after the merger or consolidation (A) its stockholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity or (B) its directors prior to the merger or consolidation are less than a majority of the directors of the surviving entity; (ii) the sale of all or substantially all of Benefitfocus’ assets to a third party where subsequent to the transaction (A) its stockholders hold less than 50% of the stock of said third party or (B) its directors are less than a majority of the board of directors of said third party; or (iii) a transaction or series of transactions, including a merger of Benefitfocus with another entity where Benefitfocus is the surviving entity, whereby (A) 50% or more of the voting stock of Benefitfocus after the transaction is owned actually or beneficially by parties who held less than 30% of the voting stock, actually or beneficially, prior to the transaction(s) or (B) its board of directors after the transaction(s) or within 60 days thereof is comprised of less than a majority of Benefitfocus’ directors serving prior to the transaction(s).

12.

Application of Internal Revenue Code Section 409A: All provisions of this Agreement will be interpreted in a manner consistent with Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively

CONFIDENTIAL & PROPRIETARY           Exhibit A & B to Employment Agreement                                       5

BENEFITFOCUS.COM, INC.                                                                                                    (02/2016)

“Section 409A”). Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Exhibit B that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), unless Benefitfocus reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. The parties intend that each installment of the severance benefits payments provided for above is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For avoidance of doubt, the parties intend that payments of the severance benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). However, if Benefitfocus determines that the severance benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of Benefitfocus, as such term is defined in Section 409A, then, solely to  the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), and Benefitfocus will (A) pay you a lump sum amount equal to the sum of the severance benefits payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this paragraph, and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

CONFIDENTIAL & PROPRIETARY           Exhibit A & B to Employment Agreement                                       6

BENEFITFOCUS.COM, INC.                                                                                                    (02/2016)